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                                    EXHIBIT F
                  (CONSULTING AGREEMENT WITH RICHARD GLADSTONE)
































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                              CONSULTING AGREEMENT


         THIS AGREEMENT made as of the 7th the day of August, 1997
B E T W E E N:

                           STERLING WORLD WIDE CORPORATION, a
                           corporation incorporated under the laws
                           of Nevada

                           (the "Company")

                           - and -

                           RICHARD GLADSTONE

                           (the "Consultant")


         RECITES THAT the Company has agreed to retain the financial advisory consulting services of the Consultant and the Consultant has agreed to provide financial consulting services to the Company, all on the terms and conditions hereinafter set forth.


         NOW THEREFORE in consideration of the following mutual covenants and agreements, the parties hereto agree with each other as follows:

         1. The Consultant represents that he has special expertise in the field of travel and has the time and resources so as to be available to perform services contemplated by this agreement and there are no contemplated or legal impediments to him doing so;

         2. The Company shall retain the Consultant to provide the following services:

         (a) advice to the Company relating to creating a marketing plan for Sterling World Wide and Travel Net,

         (b)      negotiate discount sales promotions on behalf of the Company,
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         (c)      assist the Company and any of its strategic partners of the
                  Company in travel arrangements for their employees, officers, directors and consultants, and

         (d) advice and marketing services to the Company relating to its management relations with its joint strategic partners, present or potential;

         (e) advice and financial consulting services to the Company in the implementation of marketing goals and relationships with the Company's strategic partners, merger candidates, and, if appropriate, with stockholders;

         (i) no services provided for under this Agreement shall be for capital raising purposes.

         3. The term of this agreement shall be three (3) years, commencing on the date hereof and ending on August 1, 2000. During the term of this agreement, the Consultant shall be required to provide his services as reasonably required by the Company at mutually convenient times.

         4. In the event the Company requests the Consultant to travel, and the Consultant agrees to do so, the Company shall pay for reasonable travel and lodging expenses. It is agreed that the Consultant shall travel business class.

         5. In consideration of the Consultant providing the consulting services provided for hereunder, the Company shall pay and deliver to Consultant a consulting fee of One Hundred Fifty Thousand (150,000) shares, of the Company's common stock to be registered pursuant to Form S-8 within five business days of receipt of audited financials, Said fee shall vest Fifty Thousand (50,000) shares on the date hereof and each 12 month anniversary thereafter for the term of this agreement. Such fee shall be deemed earned and paid at the beginning of each year with the first Fifty Thousand (50,000) shares deemed earned as of the execution hereof. Sterling the majority shareholder of the Company, shall guarantee the value of said stock to be no less then Five Hundred Thousand ($500,000) dollars, per year, determined on August 11 of each year for the term of this agreement. In the event the value of the stock is less then $500,000 then the Company shall either grant such additional shares to be registered & issued on Form S-8 and/or cash as required for consultant to be paid no less then $500,000 each year for the entire term of this agreement.
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         6. Except as provided in Paragraph 5 hereof, the Consultant shall be responsible for all of his own out-of-pocket expenses incurred in connection with the consulting services to be provided hereunder, unless the Company agrees in writing prior to an expense being incurred. Consultant shall have no obligation to incur any expense if the Company does not agree to reimburse Consultant for same.

         7. If the Consultant shall die or if either party hereto shall be adjudicated a bankrupt, or if either party hereto fails to perform any of his or its obligations hereunder, then and in any such event the other party shall have the right, at any time thereafter, to terminate this agreement by giving two days' written notice of termination to the defaulting party under this paragraph, and this agreement and the respective obligations of the parties hereunder shall be terminated.

         8. Consultant shall keep confidential and secret any financial data (other than that which has become public knowledge), sales and marketing methods and data methods, formulations, know-how, operational techniques and other proprietary or unique information utilized by the Company during the course of his employment provided however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information or any information of a type not otherwise considered confidential by persons engaged in the same business conducted by the Company.

         9. By accepting this agreement and signing below, Consultant acknowledges and confirms that he has received full and complete disclosure of the financial condition of the Company together with any other aspects concerning the Company's business or activities which he has inquired about. He agrees to execute such other letters acknowledging disclosure as may be required in connection with this Agreement.

         10. This agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This agreement may not be assigned by either party hereto without the prior written consent of the other party.

         11. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto.
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         12. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as to the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         13 No amendment or modification of this agreement shall be binding unless in writing and signed by the parties hereto.

         14 No waiver by a party of any breach of any of the provisions of this agreement by any other party shall take effect or be binding upon such party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

         15 All notices or other communications authorized or required to be given pursuant to this agreement shall be in writing and either delivered by hand, mailed by registered, first-class mail, postage prepaid, or sent by facsimile as follows:


                  (a)      to the Company at:

                           STERLING WORLDWIDE CORPORATION
                           2200 Boca Raton Boulevard
                           Boca Raton, FL 33431

         with a copy to:

                           Frohling, Hudak & McCarthy, P.C.
                           425 Eagle Rock Avenue, Suite 200
                           Roseland, NJ 07068


                  (b)      to the Consultant at:
                           Zeigler, Zeigler & Altman
                           750 Lexington Avenue
                           New York, NY 10022

         16. This agreement shall be deemed to be made in and shall be construed in accordance with the laws of the State of Florida.


         17. Each of the parties hereto represents that it has the legal authority to enter into this Agreement and that this Agreement is a valid and binding obligation of such party
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         18. This Agreement may be executed in several counterparts and each executed copy will constitute an original instrument but such counterparts shall together constitute but one and the same instrument.


         IN WITNESS WHEREOF the parties hereto have duly executed this agreement.

                                    STERLING WORLD WIDE CORPORATION



______________________              By:________________________________
Secretary   (Seal)                                           ,President




______________________                 ________________________________
Witness                                Richard Gladstone, Consultant